EXHIBIT 99.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

FMC Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule(5)	Amount Registered(1)(4)(5)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price(5)	Fee Rate(5)	Amount of Registration Fee(5)
Equity	Common Stock, par value $0.10 per share	N/A	1,619,508 (2)	N/A	N/A	N/A	N/A
Equity	Common Stock, par value $0.10 per share	N/A	2,365,480(3)	N/A	N/A	N/A	N/A
Total Offering Amounts					N/A		N/A
Total Fee Offsets							$--
Net Fee Due							N/A

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall include an additional indeterminate number of shares of the common stock, par value $0.10 per share (the “Common Stock”) of FMC Corporation, a Delaware corporation (the “Registrant”), that may become issuable under the FMC Corporation Incentive Compensation and Stock Plan, as amended and restated on April 25, 2017 (the “2017 Plan”) and the FMC Corporation 2023 Incentive Stock Plan (the “2023 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding Common Stock.

2.Represents shares of the Common Stock available for new awards under the 2017 Plan (the “Excess Shares”) as of April 27, 2023, the date that Company’s stockholders approved the 2023 Plan and the effective date of the 2023 Plan (the “Effective Date”). On the Effective Date, no further awards will be made under the 2017 Plan and the Excess Shares will become issuable under the 2023 Plan.

3.Represents additional shares of the Registrant’s Common Stock subject to outstanding awards under the 2017 Plan that cease to be subject to such awards as a result of the termination, expiration, cancellation or forfeiture of such awards following the Effective Date, that may become eligible to be carried over to the 2023 Plan in accordance with the terms thereof (the “Rollover Shares”).

4.As described in the “Explanatory Note” to the Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (the “Post-Effective Amendment”) to which this Exhibit 107 is attached, the Post-Effective Amendment is being filed to provide that up to 3,984,988 shares of Common Stock (constituting the Excess Shares and the Rollover Shares) originally registered upon the filing of the Registration Statements on Form S-8, File Nos. 333-69714, 333-172387 and 333-219643, filed with the Securities and Exchange Commission on September 20, 2001, February 22, 2011 and August 2, 2017, respectively (the “Prior Registration Statements”), for issuance under the 2017 Plan may be issued under the 2023 Plan as of the Effective Date, pursuant to and in accordance with the terms of the 2023 Plan.

5.The filing fee for the registration of the offer of the Excess Shares and the Rollover Shares was paid in full upon the filing of the Prior Registration Statements. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required for the Post-Effective Amendment.